Exhibit 10.22

WHETSTONE CAPITAL, LLC
CONSULTING, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

AGREEMENT, dated as of February 9, 2009 (Effective Date), by and between Whetstone Capital, LLC, a Delaware limited liability company, with its principal place of business at 8406 Stone Gate Dr., Annandale, VA 22003 ( “Whetstone” or “Consultant”), and Lithium Technology Corporation, with its principal place of business at 5115 Campus Drive, Plymouth Meeting, PA 19462-1129 (“LTC”).

1.  Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below:

Agreement means this agreement, as it may be amended and in effect from time to time, and all Task Orders and other exhibits and schedules that are attached hereto.

Services means such consulting services as may be requested of Consultant by LTC during the Term.

2. Freedom to Contract; Independent Contractor.  Consultant is an independent contractor and not an employee of LTC or any affiliate of LTC.  Consultant and LTC are both free to engage in other business ventures. Consultant and LTC are not partners or joint venturers and nothing herein shall be construed so as to make them partners or joint venturers or to impose any liability as such on them.

3. Consulting Services.  Consultant shall perform Services as directed by LTC during the Term.  Consultant will perform the duties of General Manager US for LTC.

4.  Term.  This Agreement shall be effective during the period from the Effective Date to the date sixty days from the effective date (the “Term”).  This Agreement may be terminated upon 30 days written notice from either party or in the event Consultant accepts full time employment from LTC.  The provisions of Sections 4, and 8, shall survive the termination of this Agreement.

5. Compensation, Taxes, & Expenses.

5.1 Compensation.  LTC shall pay to Consultant a monthly fee of $15,000.00. Consultant shall provide LTC with an invoice for services on the last business day of each month for services rendered during the month. LTC shall make payment to Consultant on the 15th day of the following month.

5.2 Taxes.  All compensation to be paid to Consultant hereunder shall be paid without deduction or withholding of, and Consultant shall be solely responsible for and pay, all federal, state, local and foreign taxes due with respect thereto and all other deductions required by law.

5.3 Expenses.  During the Term, LTC shall reimburse Consultant for all reasonable, routine, out-of-pocket expenses incurred by Consultant in connection with the business of LTC and in the performance of its duties under this Agreement upon Consultant’s presentation to LTC of an itemized accounting of such expenses with reasonable supporting data.

8.  Other.

8.1 Governing Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and determined in accordance with the internal laws of the Commonwealth of Virginia, USA (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction).

8.3 Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligation hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

8.5 Severability.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid, illegal or unenforceable in whole or in part, such invalidity or unenforceability shall affect only such clause or such provision, or part thereof, and shall not in any manner affect any other clause or provision of this Agreement.  The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision, which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

8.6  Notices & Other Communications.  All notices and other communications required hereunder shall be effective if in writing and if delivered by hand, or sent by certified or registered mail, return receipt requested, or by a nationally-recognized overnight courier if addressed to the parties hereto at the addresses set forth in the preamble to this Agreement, or to such other persons or addresses as the parties hereto may specify by a written notice to the other from time to time pursuant to this Section 8.8.

8.7  Headings.  The headings of sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning of any of its provisions.

8.8  Word Meanings.  Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement has been duly executed by authorized representatives of LTC and Consultant, as a sealed instrument as of the date first above written.

WHETSTONE CAPITAL, LLC	LITHIUM TECHNOLOGY CORPORATION:

Signature:	Signature:

Name:	Name:

Title:	Title: